UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2010

AFFYMAX, INC.

(Exact name of registrant as specified in charter)

Delaware	001-33213	77-0579396
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)

4001 Miranda Avenue
Palo Alto, California 94304
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 812 -8700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 22, 2010, the Board of Directors of Affymax, Inc. (the “Company”) approved grants of stock option and restricted stock units (“RSUs”) pursuant to the 2006 Equity Incentive Plan for the following executive officers:

Name and Position	Stock Option Grant Shares*	Restricted Stock Units**
Arlene M. Morris, Chief Executive Officer	100,000	75,000
John A.Orwin, President and Chief Operating Officer	80,000	60,000
Anne-Marie Duliege, MD, MS, Chief Medical Officer	40,000	30,000
Paul B. Cleveland, Executive Vice President, Corporate Development and Chief Financial Officer	40,000	30,000
Robert Venteicher, Ph.D., Senior Vice President, Technical Operations	40,000	30,000

*The shares vest and become exercisable in a series of forty-eight (48) successive equal monthly installments over the four (4) year period measured from September 22, 2010.  The stock options have an exercise price of $5.83 per share, the closing price of the Company’s Common Stock as reported by The NASDAQ Global Market on the date of grant.

** The RSUs are performance based and vest (i) 50% upon the acceptance by the FDA of the NDA for Hematide™(peginesatide) and (ii) 50% upon product launch for Hematide.

In addition, the Board approved amendments to the employment agreements for the aforementioned executive officers so that in the event of a change of control of the Company and involuntary termination within 12 months, the officer would have the right to exercise any stock option until the earlier of three years (extended from one year) following the date of termination or expiration of the term of any such option.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AFFYMAX, INC.

Dated: September 23, 2010	By:	/s/ Grace U. Shin

Grace U. Shin
General Counsel